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                                                                  EXHIBIT 8


                              April 28, 1994

Dear Sirs:

  We are acting as counsel to USBANCORP, Inc. in connection with (i) the proposed merger of Johnstown Savings Bank with and into Johnstown Interim Bank ("JIB"), and (ii) the subsequent merger of JIB with and into United States National Bank in Johnstown. In that connection, our opinions as to the material consequences of such mergers being treated as reorganizations for federal income tax purposes are as set forth under the section entitled "The Merger-- Tax Consequences" in the Proxy Statement/Prospectus relating to the above-described transactions (the "Proxy Statement/Prospectus").

  We hereby consent to the filing of this opinion as Exhibit 8 to the USBANCORP Registration Statement on Form S-4 of which the Proxy Statement/Prospectus is a part and to the use of our name under the above-referenced section of the Proxy Statement/Prospectus.

                                          Very truly yours,

                                          STEVENS & LEE